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                                                                    NEWS RELEASE

FOR:            CKE Restaurants, Inc.

CONTACT:        Andrew F. Puzder
                805.898.7134                        [CKE RESTAURANTS LETTERHEAD]

                Loren Pannier
                714.778.7109

              CKE RESTAURANTS ANNOUNCES PLANS TO PURCHASE HARDEE'S
                   FRANCHISES FROM ADVANTICA RESTAURANT GROUP

        ANAHEIM, Calif. - January 15, 1998 - CKE Restaurants, Inc. (NYSE:CKR) ("CKE") parent of Hardee's Food Systems, Inc. ("Hardee's") announced today that it has signed a letter of intent to purchase from Advantica Restaurant Group, Inc. ("Advantica") its 557-unit Hardee's franchise subsidiary for approximately $369 million in cash plus the assumption of certain liabilities. The parties anticipate the transaction will close by the end of March.

        CKE's Hardee's subsidiary currently owns and operates 867 Hardee's restaurants and is the franchisor or licensor for 2,181 additional units. Advantica currently is Hardee's largest franchisee. Following the closing, Hardee's will own and operate 1,424 units and will be the franchisor or licensor for 1,624 units.

        Advantica's Hardee's subsidiary produced $603 million in revenues in 1996. Revenues for the first three quarters of 1997 were $417 million. Additionally, as part of the transaction, Advantica, which was formerly known as Flagstar Companies, Inc., will dismiss its pending arbitration claim against Hardee's.

        "This purchase, at an attractive price, is a significant step toward balancing Hardee's franchise and company store system," said William P. Foley II, CKE's chairman and chief executive officer. "It allows us to commit the necessary resources and efforts to these units to support the growth and development of our brand. In addition, the opportunity to improve operating margins through the direct ownership of these restaurants will enhance CKE's shareholder value."

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CKE Restaurants, Inc.
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        Rory J. Murphy, Hardee's president and chief operating officer, said,
"This is a great strategic step for our brand. We will, in a single stroke, significantly increase our revenues without comparably increasing our expenses due to the obvious operating efficiencies and synergies inherent in absorbing 557 restaurants that are already Hardee's. We also believe that this purchase will have a very positive impact on the franchise community as a whole by eliminating a potentially contentious dispute and reemphasizing our commitment to increase the profitability of the entire Hardee's system. I am extremely excited by this purchase."

        CKE Restaurants, Inc., through its subsidiaries and its franchisees and licensees, operates 696 Carl's Jr. and 26 Rally's quick-service restaurants, including 115 Carl's Jr./Green Burrito dual-brand locations, primarily located in California, Nevada, Oregon, Arizona and Mexico; 3,048 Hardee's quick-service restaurants in 39 states and 11 foreign countries including 79 Carl's Jr./Hardee's dual-brand locations; 109 Taco Bueno quick-service restaurants, 95 JB's Restaurants, and six Galaxy Diner restaurants.


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